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Opus360 Contact: Keith Widyolar, 212.884.6436, kwidyolar@opus360.com
Media Contact: Matt Langan, KCSA, 212.896.1299, mlangan@kcsa.com
Investor Relations Contact: Todd Fromer, KCSA, 212.896.1215, tfromer@kcsa.com

                   OPUS360 Divests billing and payroll service;
                     Former Management Team to Run e.office
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NEW YORK, April 11, 2001 - Opus360 Corporation (Nasdaq: OPUS), a leading provider of eBusiness software for acquiring and managing skilled professionals, today announced that it has concluded the divestiture of e.office, a billing and payroll service for independent professionals, to Churchill Benefits, LLC, dba Yurcor, a company formed by the former e.office management team. Terms were not disclosed.

"The divestiture of e.office enables Opus360 to focus on our core software business of contingent workforce procurement and workforce management applications," said Ari Horowitz, Opus360 chairman and chief executive officer. "As part of the ongoing strategic alliance with Yurcor, Opus360 will continue to offer an integrated, end-to-end solution for human capital management without needing to own and fund the development of all the pieces. We believe that narrowing the focus of the company and our development efforts is critical in the current economic environment."

About Opus360 Corporation
Opus360 provides eBusiness software that enables companies to acquire and manage skilled professionals strategically. Named one of the top 100 technology companies by Forbes magazine and one of the top 100 eProcurement providers by iSource Business magazine, Opus360's software enables businesses to get more work done with the employees they have and reduce the cost of acquiring skilled professionals.

Opus360 has sold its products and services to leading corporations, professional services and staffing firms such as Lucent Technologies (NYSE:
LU), Computer Sciences Corporation (NYSE: CSC), CompuCom (Nasdaq: CMPC), Computer Task Group (NYSE: CTG) and Global Managed Services. Opus360 is a Safeguard Scientifics (NYSE: SFE) partner company. Opus360 is headquartered in New York City and can be contacted in the U.S. at 212.687.6787 or opus360.com.

Note Regarding Forward Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding Opus360's growth and profitability, growth strategy, operating expense reduction targets and trends in the industry in which Opus360 operates. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements are detailed in the documents filed by Opus360 with the Securities and Exchange Commission including but not limited to those contained under the risk factors section of our Annual Report on Form 10-K dated as of December 31, 2000. Opus360 assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events which may have a retroactive effect.

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